RAPA MINING INC.: Press Release

WEGBERG, Germany

Rapa Mining Inc.
Walter P.W. Notter
0041 44 7208001
OR
Clyvia Technology GmbH
Dr. Manfred Sappok
0049 2432 893626
info@clyvia-tec.com
www.clyvia-tec.com

June 20, 2005 - Rapa Mining Inc. (OTCBB: RAPM) (the "Company") announced today that it has completed the acquisition of Clyvia Technology GmbH (“Clyvia Technology”). The acquisition of Clyvia Technology was completed in accordance with the terms of the share purchase agreement between the Company, Clyvia Technology, Clyvia Capital GmbH and Brian Cheston, formerly the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary. In consideration for all of the shares of Clyvia Technology, the Company issued to Clyvia Capital 55,000,000 shares of its common stock. As part of the transaction, Clyvia Capital acquired an additional 14,000,000 shares of the Company’s common stock from Mr. Cheston at an aggregate price of $10,000. Upon closing, Paul Chung and Mr. Cheston resigned from the Company’s board of directors, with Mr. Cheston also resigning as Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary of the Company. Walter P.W. Notter has been appointed as the sole director and officer of the Company in their stead.

Walter P.W. Notter has over twenty years of experience in finance and banking and has held a number of senior positions at Swiss banks. From 1984 to 1987, Mr. Notter held the position of vice-director at Finanz- & Handels AG Schwyz. In 1987, he became the managing director of Globo Investkredit AG / Bank Globo AG where he remained until 1993. In 1993, Mr. Notter returned to Finanz- & Handels AG Schwyz and assumed the position of managing director until 1998. Since then Mr. Notter has acted as a private consultant specializing in finance, engineering administration, facility management and real estate investment. In addition to acting as a private consultant, at various times during the last seven years, Mr. Notter has acted as the president and chief executive officer of a number of private companies.

Clyvia Technology (www.clyvia-tec.com) is a company based in Wegberg, Germany engaged in the development of a proprietary technology that utilizes a process known as catalytic depolymerization to produce fuel from industrial waste products and recyclable materials such as plastics, vegetable oils and organic solids. Clyvia Technology has demonstrated this process in laboratory tests and is now seeking to construct a pilot project prototype that can be used to demonstrate that this process can be used to effectively create a renewable source of high quality diesel fuel and/or heating oil.

This Press Release may contain, in addition, to historical information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

Rapa Mining Inc. (OTC Bulletin Board: RAPM)